Exhibit 10.2

SEVERANCE AGREEMENT
This SEVERANCE AGREEMENT (the “Agreement”) is made this 11th day of July 2016 by and among Global Brass and Copper, Inc., a Delaware corporation (the “Company”), Global Brass and Copper Holdings, Inc., a Delaware corporation (“GBCH”), and Christopher J. Kodosky (the “Executive”).
RECITALS:
WHEREAS, the Executive is employed as Chief Financial Officer of the Company and Chief Financial Officer of GBCH, reporting to the Chief Executive Officer of GBCH;
WHEREAS, the Company desires to assure the Executive that he will be paid a severance benefit in the event his employment with the Company terminates under certain circumstances, and the parties intend this Severance Agreement to evidence the severance arrangement between the Company and the Executive which shall supersede in its entirety any oral or written promise of severance made to the Executive.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereby agree as follows.
ARTICLE I
Employment and Termination

1.01
At Will Employment. The Executive shall be and continue as an at will employee of the Company and GBCH. The Executive shall be entitled to receive such compensation and benefits as the Board of Directors of GBCH (the “Board”) and management of the Company shall determine appropriate from time to time, subject to the rights that may be created in the Executive under the definition of Good Reason below. This Agreement is not a contract of employment and shall not be interpreted to change the Executive’s status as an employee at will of the Company. The purpose of this Agreement is to provide for payment of severance amounts in the event the Executive’s employment with the Company terminates under the specific terms and conditions set forth herein.

1.02
Severance. In the event of the occurrence of any Triggering Event (as hereinafter defined), and subject to the Executive’s execution, delivery and nonrevocation of the general waiver and release of claims substantially in the form attached as Exhibit A hereto within fifty-five (55) calendar days following a Triggering Event (the “Release Condition”), (A) the Company shall provide to the Executive a lump sum severance payment (the “Severance Payment”) in immediately available funds in an amount equal to the sum of (i) one year of base pay at the highest rate of base salary payable to the Executive during the one year period immediately prior to the Triggering Event and (ii) the higher of (x) the target annual bonus amount established for the Executive under any annual bonus plan, such as the Executive Officers 2016 Annual Incentive Plan or any similar or successor plan providing annual or short-term incentive payments to the Executive (the “Bonus Plan”), for the year preceding the Triggering Event, and (y) the average of the annual bonuses earned and paid to the Executive for the three years immediately prior to the year in which the Triggering Event occurs, and (B) the Company will cause to be provided to the Executive coverage under or equal in value to the Company’s health plan, dental plan and life insurance plan and coverage to each dependent of the Executive covered under the health plan and dental plans covering or available to the Executive immediately prior to the Triggering Event on the same terms and conditions as the Company provides such coverages to active employees and dependents and at a cost to the Executive per period of coverage equal to the periodic contribution amount charged to active employees for a period of one year or, if earlier, until the Executive secures comparable coverages under comparable terms and conditions under a successor employer’s health, dental and life plans. If the Executive has not secured comparable coverage under a successor employer’s health plan at the end of one year, the Executive’s rights under COBRA shall begin upon the loss of coverage after the one-year continuation described in this Section. Payments and benefits of amounts that do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) calendar days after the Release Condition is satisfied and payments and benefits that are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 3.13(b) below) provided that the Release Condition is satisfied. The Severance Payment and benefits shall be in lieu of any other severance payments or benefits available under the previously executed letter agreement or any severance policy or procedure of the Company or GBCH. The Severance Payment shall be in lieu of and in satisfaction of any amount otherwise payable under the Bonus Plan, except as provided in Section 1.03 below.

1.03
Accrued Payments. In addition to the Severance Payment and benefits provided under Section 1.02 above, the Executive shall be entitled to receive as soon as practicable, and in all events within thirty (30) calendar days following the date of the Triggering Event, (i) payment of any accrued but unpaid base salary and any accrued and unreimbursed business expenses in accordance with Company policy, in each case accrued or incurred through the date of the Triggering Event, (ii) any payments, benefits or entitlements that are vested, fully and unconditionally earned pursuant to any Company or GBCH plan, policy, program or arrangement, or other agreement, other than those providing for severance, separation pay or salary and benefits continuation, (iii) earned but unpaid vacation pay, and (iv) any bonus earned under the Bonus Plan for a completed year prior to the year in which the Triggering Event occurs but unpaid as of the Triggering Event (collectively, the “Accrued Payments”).

1.04	Triggering Event. A Triggering Event shall be deemed to occur if the Company terminates the Executive’s employment with the Company without Cause or the Executive resigns for Good Reason.

1.05
Termination by the Company for Cause. For purposes of this Agreement, “Cause” shall mean (i) willful failure or refusal to perform the Executive’s duties as Chief Financial Officer of the Company and GBCH after written notice from the Board; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties to Company or GBCH that has an adverse effect on the Company or GBCH after receipt of at least one warning from the Company or GBCH; (iii) intentional breach of a written covenant with or written policy of the Company or GBCH relating to the use and preservation of intellectual property and/or confidentiality; (iv) being impaired by or under the influence of alcohol, illegal drugs or controlled substances while working or while on the property of the Company or GBCH or any of their affiliated entities; (v) conviction of or plea of nolo contendre to a felony; or (vi) dishonest, disloyal or illegal conduct or gross misconduct which materially and adversely affects the Executive’s performance or the reputation or business of the Company or GBCH (it being agreed that a petty offense or a violation of the motor vehicle code shall not constitute Cause) provided, however, that prior to the determination that “Cause” under clauses (i), (ii), (iii), (iv) or (vi) of this Section 1.05 has occurred, the Board shall (x) provide to the Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (y) afford the Executive a thirty (30) calendar day opportunity to remedy any such breach, if such breach is capable of being remedied during such 30 calendar day period, and (z) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause”. Notwithstanding the preceding sentence, the Board may terminate the Executive without any advance notification if the “Cause” event is incapable of reasonably prompt cure or if the Board determines that its fiduciary duty requires such termination. The Board shall make any decision that “Cause” exists in good faith. For purposes of this Agreement, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that her/his action or omission was in the best interests of the Company or any successor or affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company, or any successor or affiliate, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company, or any successor or affiliate thereof.

1.06
Resignation by the Executive for Good Reason. For purposes of this Agreement, “Good Reason shall mean any of the following without the Executive’s prior written consent: (i) the Company’s failure to continue Executive in the position of Chief Financial Officer of the Company and GBCH, (ii) the requirement that Executive report to any individual or body other than the Chief Executive Officer of the Company or the Board; (iii) assignment of duties materially and adversely inconsistent with the Executive’s position; (iv) material diminution in the Executive’s position with the Company or the authority, duties or responsibilities associated with such position; or (v) any material reduction in Executive’s base salary, target annual bonus opportunity under the Bonus Plan, benefits, and annual equity incentive awards in the aggregate, excluding any reduction in Executive’s annual equity incentive awards that (A) is applicable to all similarly situated executives or (B) is twenty percent (20%) or less and results from adjustments to the allocation of a fixed pool among similarly situated executives; or (vi) Executive’s principal place of employment is other than the principal executive office of the Company or there is a change in Executive’s principal place of employment that increases the distance between the Executive’s residence as of the date of this Agreement to his principal place of employment by more than fifty (50) miles; provided, however, that in each case the Company or GBCH, as applicable, has failed to cure the applicable circumstance within thirty (30) calendar days following written notice from the Executive; and provided, further, that the Executive must provide written notice of events claimed to constitute Good Reason within sixty (60) calendar days of the initial occurrence of such events. The Executive shall not be entitled to terminate his employment for Good Reason with respect to specified events unless the Executive tenders resignation for Good Reason within thirty (30) calendar days of the Company’s failure to cure.

1.07
Resignation from Other Positions on Termination. The Executive acknowledges and agrees that effective as of the date of the Triggering Event, the Executive shall be deemed to have resigned from any and all titles, positions and appointments the Executive holds in the Company, GBCH, or any of their parents, subsidiaries or affiliates, whether as an officer, director, or employee, consultant, independent contract or otherwise. The Executive agrees to execute such documents as the Company or GBCH, in its sole discretion, shall reasonably deem necessary to effect such resignations.

ARTICLE II
Executive’s Covenants and Agreements
In addition to any obligations the Executive may have with respect to any covenant to or policy of the Company in effect on the date of the Employee’s termination of employment, the Executive agrees to the promises set forth in Sections 2.01, 2.02 and 2.03 as follows.

2.01
Confidentiality. During the term of this Agreement and during the five year period subsequent to the expiration or termination of this Agreement, the Executive shall maintain in the strictest confidence any and all information regarding the Company, and its affiliated organizations, regarding their methods of operations; contracts and agreements; financial information and financial statements; vendor, customer and marketing information and lists; policies and procedures; personnel, employment practices and conditions; marketing and strategic plans and initiatives; customer and supplier relationships; prices and contracts; price structure; cost structure; and any and all other information obtained directly or indirectly by the Executive deemed by the Company or its affiliated organizations to be confidential (all of the foregoing shall be identified hereinafter as “Confidential Information”). The Executive shall not disclose any portion of Confidential Information without the prior written consent of the Company. The Executive shall limit his use of Confidential Information to the performance of his duties, responsibilities, and obligations pursuant to this Agreement and for no other purpose. Upon the termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all Confidential Information and correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any other written documents obtaining Confidential Information.

2.02
Loyalty. During the term of Executive’s employment with the Company, the Executive shall act with diligence and fidelity to the best of the Executive’s ability in furtherance of the best interests of the Company and its affiliated organizations, including GBCH. During the term of the Executive’s employment with the Company, or its affiliated organizations, including all extensions and renewals, and for a period of twenty-four (24) months thereafter, the Executive shall not directly or indirectly recruit, persuade, or encourage employees, vendors, customers, or any other parties maintaining relationships with the Company or its affiliated organizations to terminate or modify their relationship in any way that would be detrimental to the Company or its affiliated organizations.

2.03
Noncompetition. During the term of the Executive’s employment with the Company, or its affiliated organizations, and for a period of twelve (12) months thereafter, the Executive shall not provide services, directly or indirectly, as an executive, employee, principal, partner, contractor, consultant, director, officer, or shareholder, except for services provided to the Company and its affiliates, related to executive management, financial management, strategic planning, sales and marketing, and other senior executive functions, for any company or enterprise engaged in the business of the manufacturing, converting or distribution of copper and brass sheet, strip and fabricated products, and for any company or enterprise engaged in the rerolling or formation of stainless steel, aluminum and related alloys. The prohibitions set forth in this Section 2.03 shall apply in the following geographic areas: (i) the continental United States, (ii) each individual state within the continental United States, (iii) within 150 miles of each location where the Company or its affiliates conducts business in the continental United States, and iv) within 150 miles of any office of the Company or any of its affiliates.

2.04
Consideration and Acknowledgements. The Executive agrees that this Article II has been negotiated on an arms-length basis between the parties and represents material consideration relative to this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily after being given the opportunity to consult with independent counsel and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is necessary for the protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company, GBCH and their respective subsidiaries and affiliates now existing or to be developed in the future. The

Executive expressly acknowledges and agrees that each restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area and the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and the Executive’s dependents while complying with the restrictive covenants contained in Sections 2.01, 2.02 and 2.03.

2.05
Nondisparagement. The Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company, GBCH or their respective subsidiaries, affiliates, predecessors or successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Nothing in this Section 2.05 shall or shall be deemed to prevent or impair the Executive from pleading or testifying, to the extent that he reasonably believes his pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, or from otherwise complying with legal requirements.

ARTICLE III
Miscellaneous

3.01
Severability. If any term or provision of this Agreement or the application hereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall, notwithstanding said invalidity, remain valid and enforceable to the fullest extent permitted by law.

3.02
Entire Agreement/Amendment. This Agreement represents the entire agreement of the parties and supersedes all prior agreements and understandings, whether verbal or written, concerning severance compensation to be paid on or after the Executive’s termination of employment. This Agreement may be amended only by a written agreement signed by both parties.

3.03
Company’s Remedies upon Breach. The Executive acknowledges that the Company’s remedy at law for a breach by the Executive of the provisions of the Agreement, including, but not limited to Article II hereof, will be inadequate. Accordingly, in the event of the breach or threatened breach by the Executive of the provisions of this Agreement, including, but not limited to Article II hereof, the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

3.04
Release and Waiver. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments and benefits, other than the Accrued Payments, are conditioned upon and subject to the Executive’s satisfaction of the Release Condition.

3.05
Compensation Recovery Policy. Notwithstanding any provision in this Agreement to the contrary, Severance Payment will be subject to any compensation recovery policy, including but not limited to the Global Brass and Copper Holdings, Inc. Incentive Compensation Recoupment Policy, established by the Company or GBCH as in effect on the date hereof and as may be amended from time to time.

3.06
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. The parties hereto submit to the in personam jurisdiction of the federal and state courts in the District or county, respectively, in which Schaumburg, Illinois is situate and agree that such courts shall be the sole and exclusive forum for the resolution of any disputes between them.

3.07	Assignability. This Agreement is personal to the parties and may not be assigned by either of the parties without the prior written consent of the other party hereto.

3.08
Agreement Binding; Joint and Several Payment Obligations. This Agreement shall be binding upon and inure to the benefit of the Executive’s heirs, executors, legal representatives, and permitted assigns and the successors and assigns of the Company and GBCH, respectively. The obligations to make payments under the circumstances described in Article I shall be the joint and several obligations of the Company and GBCH and its and their affiliated organizations.

3.09	Headings. The headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provision hereof.

3.10
Waiver. No failure by either party to exercise any of such party’s rights or remedies hereunder and no custom or practice at variance with the terms hereof shall constitute a waiver or right to demand strict compliance with the terms of this Agreement at any time.

3.11
Notices. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by United States Certified Mail - Return Receipt Requested and postage prepaid, addressed as follows:

To the Company:
Global Brass and Copper, Inc.
475 North Martingale Road, Suite 1050
Schaumburg, IL 60195
Attention: General Counsel
To the Executive:
Christopher J. Kodosky
(at the address on file with the Company)

Either party may change its address for receipt of notices pursuant to this Agreement by providing written notice of such change to the other party pursuant to the provisions hereof.

3.12	Section 409A.

(a)
For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its subsidiaries or affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)
Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of Section 409A, each of the payments that may be made under Section 1.02 is designated as separate payments for purposes of Section 409A.

(c)
For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)
To the extent that any reimbursements pursuant to this Agreement are taxable to the Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable consistent with Company practice following the Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

3.13
Withholding; Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

3.14
Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by the Company (the “Accounting Firm”) that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement, the plans or programs referred to herein, or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments (the “Agreement Payments”) which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater “Net After-Tax Receipt” of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such Accounting Firm determines that the

Payments shall be reduced, then such reduction shall be made first by reducing cash payments due under this Agreement, then cash payments under other agreements, plans or programs, and then non-cash benefits, in each case in the reverse order in which they are due, until the present value of the Payments is reduced to the Reduced Amount. “Net After Tax-Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (and including any employment, social security or Medicare taxes, and other taxes (including any other excise taxes)), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the tax year in which the change in ownership or control (within the meaning of Section 280G of the Code) giving rise to the Excise Tax occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any Payment is expected to be made.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and date first above written.
GLOBAL BRASS AND COPPER, INC.        CHRISTOPHER J. KODOSKY

By: _________________________            ______________________________
Its: Chief Executive Officer

GLOBAL BRASS AND COPPER
HOLDINGS, INC.

By: ________________________________
Its: Chief Executive Officer

Exhibit A

WAIVER AND RELEASE OF CLAIMS
In connection with the termination of employment of Christopher J. Kodosky (the “Executive”) by Global Brass and Copper, Inc. (the “Company”) and Global Brass and Copper Holdings, Inc., (“GBCH”), pursuant to the severance agreement among the Executive, the Company, and GBCH dated ____________, 20__ (the “Severance Agreement”), the Executive agrees as follows:
1.    Waiver and Release

(a)
As used in this Waiver and Release of Claims (this “Agreement”), the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees, judgments, losses and liabilities, of whatsoever kind or nature, both known and unknown, in law, equity or otherwise.

(b)
For and in consideration of the payments described in Section 1.02 of the Severance Agreement, the Executive, for and on behalf of the Executive and the Executive’s heirs, administrators, executors, and assigns, effective the Effective Date (as defined below), does fully and forever waive and release, remise and discharge the Company, GBCH, their direct and indirect parents, subsidiaries and affiliates, their predecessors and successors and assigns, together with the respective officers, directors, partners, shareholders, employees, members, and agents of the foregoing (collectively, the “Group”) from any and all claims which the Executive had, may have had, or now has against the Company, GBCH, the Group, collectively or any member of the Group individually, for or by reason of any matter, cause or thing whatsoever, including but not limited to any claim arising out of or attributable to the Executive’s employment or the termination of the Executive’s employment with the Company, and also including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Illinois or Ohio human relations act and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer's right to terminate the employment of employees.

(c)
The Executive specifically releases all claims against the Group and each member thereof under the Age Discrimination in Employment Act of 1967 (the “ADEA”) relating to the Executive’s employment and its termination.

(d)
The Executive represents that the Executive has not filed or permitted to be filed against the Group, any member of the Group individually or the Group collectively, any lawsuit, complaint, charge, proceeding or the like, before any local, state or federal agency, court or other body (each, a “Proceeding”), and the Executive covenants and agrees that the Executive will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of the Executive’s employment), except (i) as may be necessary to enforce this Agreement or the Executive’s rights to indemnification under that certain Indemnification Agreement dated December 11, 2014 between the Company and the Executive, (ii) to obtain benefits described in or granted under this Agreement or the Severance Agreement, (iii) to seek a determination of the validity of the waiver of the Executive’s rights under the ADEA, or (iv) to initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Except as otherwise provided in the preceding sentence, (x) the Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding, and will not participate (except as required by law) in any Proceeding of any nature or description against any member of the Group individually or the Group collectively that in any way involves the allegations and facts that the Executive could have raised against any member of the Group individually or the Group collectively as of the date hereof and (y) the Executive waives any right the Executive may have to benefit in any manner from any relief (monetary or otherwise) arising out of any Proceeding.

2.    Acknowledgment of Consideration. The Executive is specifically agreeing to the terms of this release because the Company has agreed to pay the Executive money and other benefits to which the Executive was not otherwise entitled under the Company's policies or under the Severance Agreement (in the absence of providing this release). The Company has agreed to provide this money and other benefits because of the Executive’s agreement to accept it in full settlement of all possible claims the Executive might have or ever had, and because of the Executive’s execution of this Agreement.
3.    Acknowledgments Relating to Waiver and Release; Revocation Period. The Executive acknowledges that the Executive has read this Agreement in its entirety, fully understands its meaning and is executing this Agreement voluntarily and of the Executive’s own free will with full knowledge of its significance. The Executive acknowledges and warrants that the Executive has been advised by the Company to consult with an attorney prior to executing this Agreement. The Executive acknowledges that the Executive received this Agreement on [Month / Day, 20__], and understands that he/she has until [Month / Day, 20__], a period of at least twenty-one (21) days, to consider the Agreement. The Executive shall have the right to revoke this Agreement for a period of seven (7) calendar days following the date the Executive signs this Agreement, by giving written notice of such revocation to the Company. Notice of revocation, if any, shall be made in writing and sent by facsimile and certified mail addressed to the Company’s General Counsel. This Agreement shall not become effective or enforceable until it has been signed and returned by the Executive as provided herein, and the seven (7) day revocation period has expired (the “Effective Date”). Promptly after the effective date, the Company shall deliver a fully executed copy of the Agreement to the Executive at the address he has provided to the Company.
4.    Remedies. The Executive understands and agrees that if the Executive breaches any provisions of this Agreement, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments or providing any benefits to the Executive under Section 1.02 of the Severance Agreement, and the Executive shall reimburse the Company for all its reasonable attorneys' fees and costs incurred by it arising out of any such breach. The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of the Executive’s rights under the ADEA. In the event the Executive challenges the validity of the waiver and release of the Executive’s rights under the ADEA, then the Company's right to attorneys' fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by the Executive in bad faith. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of the Executive’s obligations under this Agreement, including without limitation, the release of claims in paragraph 1 hereof. The Executive further agrees that nothing herein shall preclude the Company from recovering attorneys' fees, costs or any other remedies specifically authorized under applicable law.
5.    Confidential Information / Standards and Obligations. The Executive re-affirms and agrees to honor and fully comply with the confidentiality and other post-employment restrictions set forth in Article II of the

Severance Agreement, as well as any other confidentiality and/or invention assignment policies or agreements of the Company or GBCH that are intended to continue in effect post-employment.
6.    No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
7.    Cooperation. The Executive agrees to promptly inform the human resources or legal division of the Company or GBCH of any subpoenas, correspondence, requests for information, or other contacts the Executive receives from third parties, including governmental agencies, concerning any fact or circumstance that relates to Executive’s employment with or work for the Company or GBCH.
8.    Governing Law. The terms of this Agreement and all rights and obligations of the parties hereto, including its enforcement, shall be interpreted and governed by the laws of the State of Illinois without regard to the principles of conflicts of laws of the State of Illinois or those of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Illinois.
IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite the Executive’s signature below.
________________________________        ______________________
SIGNATURE                        DATE